KRONOS WORLDWIDE, INC. REPORTS THIRD QUARTER 2024 RESULTS

DALLAS, TEXAS…November 6, 2024…Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $71.8 million, or $.62 per share, in the third quarter of 2024 compared to a net loss of $20.4 million, or $.18 per share, in the third quarter of 2023. For the first nine months of 2024, Kronos Worldwide reported net income of $99.4 million, or $.86 per share, compared to a net loss of $43.8 million, or $.38 per share, in the first nine months of 2023. Net income increased in the third quarter and first nine months of 2024 compared to the same periods in 2023 due to higher income from operations as a result of the effects of higher sales and production volumes, lower production costs (primarily energy and raw materials), partially offset by lower average TiO2 selling prices. Comparability of our results was also impacted by the effects of changes in currency exchange rates. Our results of operations in the first nine months of 2023 were significantly impacted by reduced demand for certain of our products in all major markets and unabsorbed fixed production and other costs due to reduced production volumes. Demand has improved in all of our major markets in the first nine months of 2024 and production volumes have increased, contributing to our improved profitability. As previously reported, effective July 16, 2024, we acquired the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC”) previously held by Venator Investments, Ltd. Prior to the acquisition, we held a 50% joint venture interest in LPC. Following the acquisition, LPC became a wholly-owned subsidiary of ours. We accounted for the acquisition as a business combination. The results of operations of LPC have been included in our results of operations beginning as of the acquisition date. Net income for the third quarter and first nine months of 2024 includes the recognition of a non-cash gain of $64.5 million ($51.0 million, or $.44 per share, net of income tax expense) associated with the remeasurement of our investment in LPC as a result of the acquisition.

Net sales of $484.7 million in the third quarter of 2024 were $87.8 million, or 22%, higher than in the third quarter of 2023. Net sales of $1.5 billion in the first nine months of 2024 were $197.6 million, or 16%, higher than in the first nine months of 2023. Net sales increased in the third quarter and first nine months of 2024 compared to the same periods in 2023 due to the effects of higher sales volumes due to strengthening demand for TiO2 in all our major markets, partially offset by lower average TiO2 selling prices. TiO2 sales volumes were 21% higher in the third quarter of 2024 as compared to the third quarter of 2023 and 26% higher in the first nine months of 2024 as compared to the first nine months of 2023. Sales volumes resulting from the LPC acquisition did not materially impact comparisons to the prior year. We started 2024 with average TiO2 selling prices 13% lower than at the beginning of 2023 and our average TiO2 selling prices increased 4% during the first nine months of 2024. Average TiO2 selling prices were 1% lower in the third quarter of 2024 as compared to the third quarter of 2023 and 7% lower in the first nine months of 2024 as compared to the first nine months of 2023. The effect of changes in currency exchange rates in the third quarter of 2024 were comparable to the third quarter of 2023. We estimate that changes in currency exchange rates (primarily the euro) increased our net sales by approximately $5 million in the first nine months of 2024 as compared to the first nine months of 2023. The table at the end of this press release shows how each of these items impacted net sales.

TiO2 segment profit (see description of non-GAAP information below) in the third quarter of 2024 was $43.4 million as compared to a segment loss of $21.4 million in the third quarter of 2023. For the first nine months of 2024, our segment profit was $107.9 million as compared to a segment loss of $38.5 million in the first nine months of 2023. Segment profit increased in the third quarter and first nine months of 2024 compared to the same periods in 2023 primarily due to higher income from operations due to the net effects of higher sales and production volumes, lower production costs (primarily energy and raw material costs) and lower average TiO2 selling prices. TiO2 production volumes were 37% higher in the third quarter of 2024 compared to the third quarter of 2023 and 35% higher in the first nine months of 2024 compared to the same period of 2023. Due to improved overall demand and a more favorable production cost environment, we increased our production rates to 93% of practical capacity utilization in the first nine months of 2024 (87%, 99% and 92% in the first, second and third quarters of 2024, respectively) compared to 71% in the first nine months of 2023 (76%, 64% and 73% in the first, second and third quarters of 2023, respectively). As a result, our unabsorbed fixed production costs in the first nine months of 2024 were $12 million (incurred in the first quarter) compared to $74 million in the first nine months of 2023 related to curtailments in 2023 and continuing into the first quarter of 2024. Our third quarter production volumes include approximately 13,000 metric tons of incremental production resulting from the LPC acquisition. During the third quarter we completed the closure of our sulfate process line in Canada and our segment profit in the third quarter and first nine months of 2024 includes non-cash charges of approximately $4 million and $14 million, respectively, related to accelerated depreciation, and the first nine months of 2024 includes a charge of approximately $2 million related to workforce reductions. Our selling, general and administrative expense in the third quarter and first nine months of 2024 includes $2.2 million of transaction costs incurred in connection with the LPC acquisition. Fluctuations in currency exchange rates (primarily the euro) increased our segment profit by approximately $13 million in the third quarter of 2024 and approximately $10 million in the first nine months of 2024 as compared to the same prior year periods.

Our net income (loss) before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the third quarter of 2024 was $123.3 million compared to EBITDA of ($12.7) million in the third quarter of 2023. For the first nine months of 2024, our EBITDA was $211.2 million compared to EBITDA of ($14.1) million in the first nine months of 2023. EBITDA comparisons for third quarter and first nine months of 2024 were impacted by the $64.5 million non-cash gain associated with the remeasurement of our investment in LPC discussed above.

Interest expense for the first nine months of 2024 includes a charge of $1.5 million ($1.1 million, or $.01 per share, net of income tax benefit) for the write-off of deferred financing costs.

Our loss from operations in the first nine months of 2023 includes an insurance settlement gain related to a 2020 business interruption insurance claim of $2.5 million ($2.0 million, or $.02 per share, net of income tax expense). Other components of net periodic pension and OPEB cost in the first nine months of 2023 includes a $1.3 million settlement loss incurred in the second quarter of 2023 related to the termination and buy-out of our UK pension plan ($.9 million, or $.01 per share, net of income tax expense).

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions, including LPC, into our operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our business;
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion;
●	Changes in raw material and other operating costs (such as energy and ore costs);
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises);

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●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Customer and competitor strategies;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	The introduction of trade barriers or trade disputes;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
●	Government laws and regulations and possible changes therein including new environmental, health and safety, sustainability or other regulations (such as those seeking to limit or classify TiO2 or its use); and
●	Pending or possible future litigation or other actions.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit as net income before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

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Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

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KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share and metric ton data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2024	2023	2024

	(unaudited)
Net sales	$396.9	$484.7	$1,266.4	$1,464.0
Cost of sales	362.5	383.5	1,157.1	1,191.1

Gross margin	34.4	101.2	109.3	272.9

Selling, general and administrative expense	53.6	62.3	156.9	174.4
Other operating income (expense):
Currency transactions, net	(3.9)	2.9	4.6	4.9
Other income, net	1.4	.8	3.5	1.8
Corporate expense	(3.6)	(3.7)	(10.8)	(10.9)

Income (loss) from operations	(25.3)	38.9	(50.3)	94.3

Other income (expense):
Gain on remeasurement of investment in TiO2 manufacturing joint venture	-	64.5	-	64.5
Trade interest income	.3	.8	1.0	2.7
Other interest and dividend income	1.2	.3	4.0	1.8
Marketable equity securities	-	2.2	(1.3)	2.6
Other components of net periodic pension and OPEB cost	(1.0)	(.4)	(4.1)	(1.0)
Interest expense	(4.3)	(11.8)	(12.8)	(30.8)

Income (loss) before income taxes	(29.1)	94.5	(63.5)	134.1

Income tax expense (benefit)	(8.7)	22.7	(19.7)	34.7

Net income (loss)	$(20.4)	$71.8	$(43.8)	$99.4

Net income (loss) per basic and diluted share	$(.18)	$.62	$(.38)	$.86

Weighted average shares used in the calculation of net income (loss) per share	115.0	115.0	115.1	115.0

TiO2 data - metric tons in thousands:
Sales volumes	107	130	313	394
Production volumes	102	141	296	399

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KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME (LOSS) FROM

OPERATIONS TO SEGMENT PROFIT (LOSS)

(In millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2024	2023	2024

	(unaudited)
Income (loss) from operations	$(25.3)	$38.9	$(50.3)	$94.3

Adjustments:
Trade interest income	.3	.8	1.0	2.7
Corporate expense	3.6	3.7	10.8	10.9

Segment profit (loss)	$(21.4)	$43.4	$(38.5)	$107.9

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2024	2023	2024

	(unaudited)
Net income (loss)	$(20.4)	$71.8	$(43.8)	$99.4

Adjustments:
Depreciation expense	12.1	17.0	36.6	46.3
Interest expense	4.3	11.8	12.8	30.8
Income tax expense (benefit)	(8.7)	22.7	(19.7)	34.7

EBITDA	$(12.7)	$123.3	$(14.1)	$211.2

IMPACT OF PERCENTAGE CHANGE IN NET SALES

	Three months ended	Nine months ended
	September 30,	September 30,
	2024 vs. 2023	2024 vs. 2023

	(unaudited)
Percentage change in net sales:
TiO2 sales volumes	21%	26%
TiO2 product pricing	(1)	(7)
TiO2 product mix/other	2	(3)
Changes in currency exchange rates	-	-

Total	22%	16%

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